Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Longeveron Inc on Form S-8 of our report dated March 14, 2023 with respect to our audit of the financial statements of Longeveron Inc as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 10-K of Longeveron Inc for the year ended December 31, 2022.

/s/ Marcum llp

Hartford, CT

June 22, 2023